EXHIBIT 10.23

SUBLEASE

THIS SUBLEASE is made this      day of ____________, 2013, by and between Harvard Bioscience, Inc., a Delaware corporation with an address at 84 October Hill Road, Holliston, MA 01746 (“Sublessor”), and Harvard Apparatus Regenerative Technology, Inc., a Delaware corporation with an address at 84 October Hill Road, Holliston, MA 01746 (“Sublessee”).

WHEREAS, Sublessor is tenant under a lease of the Premises (hereinafter defined) dated as of December 30, 2005, with Seven October Hill, LLC, a Massachusetts limited liability (the “Prime Lessor”), as amended by that certain Amendment No. 1 dated as of June 1, 2006 and that certain Amendment No. 2 dated as of May 22, 2010 (collectively, the “Prime Lease”), whereby Sublessor leases approximately 61,570 square feet and constitutes approximately 55.0% of space in the Building (as defined herein) (the “Prime Space”).

WHEREAS, Sublessee desires to sublease a portion of the Prime Space from Sublessor.

NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Prime Lease.

1.	PREMISES AND SUBLESSEE’S PROPORTIONATE SHARE

In consideration of the rent prescribed herein and of the performance by Sublessee of the terms, covenants and agreements herein contained to be kept and performed by Sublessee, Sublessor hereby demises and leases to Sublessee certain space located on the Upper Level and Lower Level of that certain building located at of 84 October Hill Road (Building #7) (the “Building”), which premises are more particularly described in Exhibit A attached hereto and incorporated herein by reference (the “Premises”), together with the right in common with others entitled thereto to use the hallways and stairways in the Building and in the Prime Space for purposes of ingress to and egress from the Premises, those certain restrooms indicated on Exhibit A, and the Common Areas. The parties acknowledge and agree that, after having had a satisfactory opportunity to review and inspect the Building and the Premises, the Premises is deemed to be 16,963 Rentable Square Feet for purposes of this Sublease.

“Tenant’s Proportionate Share of the Premises” shall be 27.55 15.15%, which is the percentage obtained by dividing the rentable square feet in the Premises (16,963) by the rentable square feet in the Prime Space (61,570). Sublessor and Sublessee stipulate that the number of rentable square feet in the Prime Space and in the Premises set forth above shall be binding upon them.

2.	SUBJECT TO PRIME LEASE.

Sublessor represents and warrants that a true and correct copy of the Prime Lease has as of the date of this Sublease, been delivered to Sublessee. This Sublease is subject and subordinate to the Prime Lease, which Prime Lease is incorporated herein by this reference, and by execution hereof Sublessee acknowledges receipt of a copy of the same. If the Prime Lease terminates for any reason, this Sublease shall terminate. Except for the terms set forth in this Sublease which are inconsistent with the terms of the Prime Lease, all the terms, covenants and conditions contained in the Prime Lease shall be applicable to this Sublease with the same force and effect as if Sublessor were the landlord under the Prime Lease and Sublessee were the tenant thereunder, except that Sublessor’s option to extend the original term is not applicable under this Sublease. In case of any breach hereof by Sublessee, Sublessor shall have all the rights against Sublessee as would be available to the landlord against the tenant under the Prime Lease if such breach were by the tenant thereunder. Sublessee expressly covenants and agrees not to do or permit to be done any act or thing in violation of the Prime Lease nor to require Sublessor to do or perform any act or thing not authorized or permitted by the terms of the Prime Lease. Provided Sublessee pays all amounts due to Sublessor hereunder, Sublessor shall timely pay all rent and other amounts due to the Prime Lessor, and subject to the terms and provisions of this Sublease, provided Sublessee is not in default hereunder, Sublessor shall not hinder or disturb Sublessee’s quiet enjoyment and possession of the Premises. If Sublessor fails to pay any amounts due under the Prime Lease after notice thereof and reasonable opportunity to cure, Sublessee may cure the same and may deduct any amounts so paid to the Prime Lessor from amounts due to the Sublessor.

3.	TERM

The initial term of this Sublease shall be for eighteen (18) months, commencing on the date the Premises is delivered to Sublessee (the “Commencement Date”), and terminating on the last day of the eighteenth full month thereafter (the “Term”). The definition of “Term” hereunder shall also mean and include any extensions of the such term, as set forth in Section 4, below.

4.	EXTENSION TERMS.

So long as (i) there shall not exist any default by Sublessee hereunder or any event which, with notice or the passage of time shall constitute a default, and (ii) neither party has provided the other a notice of termination of the Sublease within one hundred eighty (180) days prior to termination of the then current Term this Sublease shall be automatically extended for additional successive twelve (12) month periods, provided however, that notwithstanding the aforesaid, in no event shall the Term hereunder be extended beyond expiration of the Extended Term of the Prime Lease (May 31, 2017), unless such Extended Term is further extended under the Prime Lease. Except for the payment of rent as set forth in Section 5 hereof, any extension Term shall be upon the same terms, covenants and conditions as set forth herein for the Term.

5.	RENTAL

Commencing as of the Commencement Date, Sublessee shall pay rent in the amount equal to the following Base Rent then in effect for the entire Premises:

Dates:	Monthly Base Rent	Per Square Foot

Commencement Date to May 31, 2014	$7,491.78	$5.30psf triple net

June 1, 2014 to May 31, 2015	$7,845.17	$5.55psf triple net

June 1, 2015 to May 31, 2016	$8,198.55	$5.80psf triple net

June 1, 2016 to May 31, 2017	$8,481.27	$6.00psf triple net

6.	PAYMENTS

All payments are to be made to the order of: Harvard Bioscience, Inc., and delivered to such payee at 84 October Hill Road, Holliston, MA 01746, Attn: Controller or as otherwise directed by Sublessor in a writing to Sublessee.

7.	ADDITIONAL RENT, UTILITIES AND CLEANING

In addition to the rental provided herein, Sublessee covenants and agrees to pay to Sublessor, as “Additional Rent” hereunder, Tenant’s Proportionate Share of the Operating Costs and Taxes that Sublessor has to pay the Prime Lessor under the Lease. Sublessor shall provide Sublessee, within five (5) business days of receipt by Sublessor, a copy of any invoice provided by the Prime Lessor with respect to Operating Costs and Taxes, and the Sublessee shall pay its Proportionate Share thereof (or of any lessor amount if disputed by the Sublessor) on or before the date that the Sublessor is required to make such payment to the Prime Lessor.

In addition, unless the Sublessee utilities are separately metered and billed by the Landlord or the utility company, in which case the Sublessee shall timely pay for such amounts that are due and owing, Sublessee covenants and agrees to pay to Sublessor the Tenant’s Proportionate Share of the utility charges that the Sublessor incurs in accordance with Section 8 of the Prime Lease. Sublessor shall provide Sublessee, within five (5) business days of receipt by Sublessor, a copy of any invoice provided with respect to the utilities, and the Sublessee shall pay its Proportionate Share thereof (or of any lessor amount if disputed by the Sublessor) on or before the date that the Sublessor is required to make such payment to the applicable party.

In addition, unless the Sublessee independently obtains and pays for cleaning services for the Premises, the Sublessee covenants and agrees to pay to Sublessor the Tenant’s Proportionate Share of the cleaning charges that the Sublessor actually incurs with respect to cleaning of the Prime Space, including the Premises. Sublessor shall provide Sublessee, within five (5) business days of receipt by Sublessor, a copy of any invoice provided with respect to the cleaning, and the Sublessee shall pay its Proportionate Share thereof (or of any lessor amount if disputed by the Sublessor) on or before the date that the Sublessor is required to make such payment to the applicable party.

Sublessee shall be reimbursed, or a credit shall be applied toward future Additional Rent, and utility or cleaning costs, in the amount of any overpayment of such amounts, as and in the manner as Sublessor is reimbursed or credited pursuant to the terms of the Prime Lease or otherwise. Sublessee understands that some monthly charges are based on estimates and agrees to pay its proportionate share of any true-up charges for operating costs and real estate and other charges pertaining to the period.

8.	USE

The Premises shall be used by Sublessee for office, warehouse, distribution and light manufacturing use as permitted by the zoning by-laws of the Town of Holliston by Sublessee and for no other purposes. Sublessee shall comply with any directive of any governmental authority with respect to Sublessee’s use or occupancy of the Premises. Sublessee shall not do or permit anything in or about the Premises which will in any way damage the Premises, obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or use the Premises or allow them to be used for any unlawful purpose. Sublessee shall not cause, maintain or permit any nuisance in, on or about the Premises, or commit or allow any waste in or upon the Premises. Sublessee shall not use the Premises for any purpose which would increase the cost of any insurance carried by Sublessor nor do or suffer to be done upon Premises anything which may make void or voidable any policy of insurance thereon.

9.	REPAIRS AND MAINTENANCE

Sublessee shall keep in good order, condition and repair the interior portion of the Premises and shall keep the Premises in a first-class tenantable and attractive condition during the Term of this Sublease. All repairs made by Sublessee shall be equal in quality and class to the original work. Sublessee shall repair all broken glass and shall at all times keep the Premises free and clear of all rubbish, debris and litter.

10.	ALTERATIONS BY SUBLESSEE

Sublessee shall not make any alterations, decorations, additions, or installations or improvements in and to the Premises (“Alterations”) without first obtaining Sublessor’s prior written consent. All work on any Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors for whom Sublessee shall provide Sublessor with evidence of contractor’s insurance and contractor’s performance and payment bond satisfactory to Sublessor, approved in writing by Sublessor in accordance with plans and specifications approved by Sublessor. All work shall be done so as to minimize interference with other tenants and with operation of the Building. All Alterations affixed to the Premises shall become part thereof, without compensation to Sublessee, at the end of the Term. Sublessee shall be responsible for all cost of all Alterations, including costs of space planning. As an essential and bargained-for condition of this Sublease, Sublessee agrees that it will place the Premises in the condition required by the terms of the Prime Lease at the end of the Term, or such other condition as the Prime Lessor shall approve in writing, including removal of any improvements from or repairs required for the Premises under the Prime Lease, two (2) days prior to the end of the Term of this Sublease, and Sublessor shall have access to the Premises at such time to inspect the condition of the Premises.

11.	INSURANCE

(a)          Sublessee shall maintain the following insurance throughout the Term: (i) property insurance including fire, extended coverage, vandalism, malicious mischief and all-risks coverage upon all property owned by Sublessee, its employees or invitees and located in the Building, in the full replacement cost thereof; (ii) Comprehensive Public Liability Insurance to include personal injury, bodily injury, broad form property damage, premises/operations, owner’s protective coverage, blanket contractual liability, in limits not less than Two Million Dollars ($2,000,000.00), inclusive with a deductible not to exceed One Hundred Thousand Dollars ($100,000.00); and (iii) any other forms of insurance as Sublessor may reasonably require from time to time in form, in amounts, and for insurance risks against which a prudent tenant would protect itself.

(b)          All policies shall be taken out with insurers acceptable to Sublessor, in form satisfactory to Sublessor, and shall (i) include Sublessor as additional insured, as their interests may appear, (ii) contain a waiver of any right of subrogation against Sublessor, its agents, employees, and representatives which might arise for any reason, (iii) contain a cross-liability endorsement, and (iv) contain a provision that any coverage afforded thereby shall be primary and noncontributing with respect to any insurance carried by Sublessor, and any insurance carried by Sublessor shall be excess and noncontributing. Sublessee shall provide certificates of insurance in form satisfactory to Sublessor before occupancy of the Premises, and shall provide certificates evidencing renewal at least ten (10) days before the expiration of any such policy. All policies shall contain an endorsement requiring at least thirty (30) days’ prior written notice to Sublessor and any mortgagee of Sublessor prior to any material change, reduction, cancellation or other termination.

(c)          Upon termination of this Sublease pursuant to any casualty, Sublessee shall retain any proceeds attributable to Sublessee’s personal property and Alterations not affixed to the Premises and Sublessee shall immediately pay to Sublessor any insurance proceeds received by Sublessee relating to any Alterations affixed to the Premises, unless Sublessor has required their removal.

12.	INDEMNIFICATION

Sublessee shall indemnify and hold Sublessor harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and damage to property arising from or out of the occupancy or use by Sublessee of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Sublessee, its agents, contractors or employees. This provision shall survive any termination of this Sublease.

13.	SUBORDINATION

Sublessee hereby agrees that this Sublease and all of Sublessee’s right, title and interest hereunder shall be subject, subordinate and inferior to the lien of any and all mortgages of the Premises now on or hereafter to be placed on the Premises, and to any and all terms and conditions therefor.

The subordination of this Sublease to any such mortgage shall be automatic and self-operative, and no special instrument of subordination shall be necessary. Promptly upon request of Sublessor, Sublessee shall execute, acknowledge and deliver to Sublessor any and all instruments necessary or proper to evidence such subordination. If Sublessee fails to do so within ten (10) days of request, in addition to any other remedy available to Sublessor, Sublessor may execute, acknowledge, and deliver the same as the attorney-in-fact of Sublessee and in Sublessee’s name, place and stead and Sublessee hereby irrevocably makes, constitutes and appoints Sublessor, its successors and assigns, with full power of substitution, to so execute, acknowledge and deliver such instruments. Sublessee shall not suffer or permit any liens to be recorded or filed against the Premises and shall undertake to cause any such liens so filed or recorded to be immediately discharged. Sublessee shall not withhold its consent to changes or amendments to this Sublease requested by a mortgagee of Sublessor, so long as such changes do not materially alter the rights and obligations of the parties hereto.

14.	MUTUAL WAIVER OF SUBROGATION

Sublessor and Sublessee and all parties claiming under them hereby mutually release and discharge each other from all claims and liabilities arising from, or caused by any hazard covered by insurance on the leased property, regardless of the cause of the damage or loss. Each party shall obtain from their insurers any waivers or special endorsements, if required by their insurer to evidence compliance with the aforementioned release.

15.	ENTRY

Sublessor, its agents, employees and contractors shall have the right to enter the Premises (a) three (3) months prior to the expiration of this Sublease at reasonable times, (b) at any time in response to an emergency, (c) upon reasonable notice to show the property to prospective subtenants, and (d) at any reasonable time upon reasonable notice.

16.	DEFAULT

The occurrence of any one or more of the following events shall constitute a default hereunder by Sublessee:

(a)          The failure by Sublessee to make any payment of the rent or any part thereof or of other sums payable by Sublessee hereunder at the times and places herein fixed for the payment thereof and said default shall continue ten (10) days (whether or not the payment of said rent shall have been demanded);

(b)          The vacation or abandonment of the Premises by Sublessee;

(c)          The failure by Sublessee to observe or perform any other of the covenants herein contained or contained in the Prime Lease to be observed and performed and said default shall continue for a period of fifteen (15) days after notice to Sublessee (provided, however, that if the nature of Sublessee’s default is such that more than fifteen (15) days are reasonably required for its cure, then Sublessee shall not be deemed to be in default if Sublessee shall commence such cure within said fifteen (15)-day period and thereafter diligently prosecutes such cure to completion, which completion shall occur not later than thirty (30) days from the date of such notice from Sublessor); or

(d)           If Sublessee shall make an assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or insolvency, or shall be adjudged bankrupt, or if a permanent receiver of the property of Sublessee shall be appointed or Sublessee shall be declared bankrupt or insolvent according to law.

In the event of any such default, notwithstanding any license or waiver of any former breach of covenant or consent in a former instance, in addition to all rights afforded the Prime Lessor under the Prime Lease, it shall be lawful for Sublessor thereupon or at any time thereafter, while such default, assignment, insolvency, legal proceedings, desertion, vacancy or neglect shall continue to be in effect, to terminate this Sublease and all of Sublessee’s interest hereunder by (i) giving written notice to Sublessee of such termination and of the effective date thereof (and, such notice having been given, this Sublease shall cease and expire on the date named therein); if this Sublease is terminated pursuant to the provisions of this subparagraph (i), Sublessee will remain liable to Sublessor for damages in an amount equal to the rent and other sums which would have been owing by Sublessee under this Sublease for the balance of the Term, if this Sublease had not been terminated. Sublessor will be entitled to either (a) collect such damages from Sublessee monthly on the days on which the rent and other amounts would have been payable under this Sublease if this Sublease had not been terminated, and Sublessor will be entitled to receive such damages from Sublessee on each such day or (b) at Sublessor’s option, the rent due for the balance of the Term shall immediately become due and payable in full in its entirety and shall be discounted to present value based upon a six percent (6%) rate; and/or (ii) at Sublessor’s option, without demand or notice, and with or without process of law to enter upon and into the Premises or any part thereof in the name of the whole, and to declare this Sublease at an end and in such case expel Sublessee and those claiming under it without being guilty of any manner of trespass, without prejudice, however, to Sublessor’s claims for rent or other claims for breach of covenant hereunder, it being expressly understood and agreed that this Sublease shall not continue or inure to the benefit of any assignee, receiver or trustee in bankruptcy, excepting at the option of Sublessor. Sublessee covenants that in the case of the termination of this Sublease in any manner specified in the foregoing proviso, Sublessee shall indemnify and save harmless Sublessor against all loss of rent or other payments which it may suffer by reason of such termination. This Section 16 shall survive termination of this Sublease.

Additionally, all sums due to Sublessor from Sublessee which are not paid when due (due date shall not be extended by any periods of grace granted under this Sublease), whether or not a default has occurred or been declared by Sublessor, shall bear interest at the rate of fifteen percent (15%) per annum until paid in full, payable to Sublessor.

17.	ATTORNEY’S FEES

In the event either party brings suit to compel performance of, or to recover damages for the breach of any covenant, condition or agreement contained herein, the prevailing party shall be entitled to reasonable attorney’s fees in addition to reasonable costs and necessary disbursements incurred as a result of such suit.

18.	ASSIGNMENT

Sublessee may not sublet or assign all or a any portion of the Premises during the Term.

19.	HOLDOVER

If Sublessee holds over in occupancy of the Premises after the expiration of the Term, Sublessee shall become a tenant at sufferance only, at a rental rate equal to twice the rent in effect at the end of such term, plus the amount of any additional rental for which Sublessee is responsible hereunder, and shall be otherwise subject to the terms and conditions herein specified, so far as applicable, and shall be liable for all damages sustained by Sublessor on account of such holding over. This Section shall not operate as a waiver of any right of reentry provided in this Sublease, and Sublessor’s acceptance of rent after expiration of the then existing term or earlier termination of this Sublease shall not constitute consent to a holdover or result in a renewal. If Sublessee fails to surrender the Premises upon the expiration of the then existing term or earlier termination despite demand by Sublessor to do so, Sublessee shall indemnify and hold Sublessor harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant resulting from such failure.

20.	CERTIFICATES

At any time and from time to time, either party hereto on at least twenty (20) days’ prior written request by the other, shall deliver to the requesting party a statement in writing certifying this Sublease is unmodified and in full force and effect (or if there shall have been modifications that the same is in full force and effect as modified and stating the modifications) and the date on which rent commenced to accrue and the date to which the rent and other charges have been paid and stating whether or not, to the best knowledge of Sublessee, Sublessor is in default in performance of any covenant, agreement or condition contained in this Sublease or any condition exists which if continued would constitute a default and, if so, specifying each such default or condition of which Sublessee may have knowledge and stating whether or not Sublessee holds any claim against Sublessor which might be set off against accruing rentals. The party requesting the aforesaid statement shall bear the costs of document preparation, including attorney’s fees, associated therewith.

21.	LIMITATION ON LIABILITY

In consideration of the benefits accruing hereunder, Sublessee hereby covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Sublessor: (a) The obligations of Sublessor under this Sublease do not constitute personal obligations of the individual directors, officers or shareholders of Sublessor, and Sublessee shall not seek recourse against the directors, officers or shareholders of Sublessor, or any of their personal assets for satisfaction of any liability with respect to this Sublease; and (b) Sublessee’s sole and exclusive remedy shall be against Sublessor’s interest in the Building.

22.	WAIVER

The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a wavier of such party’s right to demand strict compliance in the future. No consent or wavier, expressed or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No term or provision of this Sublease may be waived unless such wavier is in writing and signed by the party against whom such wavier is sought to be enforced.

23.	SUCCESSION

This Sublease shall benefit and be binding upon Sublessor and Sublessee and their respective heirs, legal representatives, successors and assigns.

24.	NOTICES

All notices to either Sublessor or Sublessee shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as set forth herein, or such other addresses may hereafter be furnished to the other party by like notice.

25.	RECORDING

Sublessee shall not record this Sublease or notice thereof in any way in any public office.

26.	OTHER AGREEMENTS

This Sublease constitutes the entire understanding between the parties hereto with respect to the transactions contemplated herein and this Sublease shall not be modified except in a writing executed by all parties hereto.

27.	GOVERNING LAW

The laws of the Commonwealth of Massachusetts shall govern the validity, performance and enforcement of this Sublease. The invalidity or unenforceability of any provision hereof shall not affect or impair any other provision.

28.	CAPTIONS

Titles or captions of Sections contained in this Sublease are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Sublease or the intent of any provision hereof.

29.	SECURITY DEPOSIT

[Reserved]

30.	ACCESS

Sublessee shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

31.	COMPLIANCE WITH LAWS

Sublessee will comply with all laws, ordinances, orders, rules, regulations, and other governmental requirements relating to the use, condition or occupancy of the Premises, and all rules, orders, regulations and requirements of the board of fire underwriters or insurance service office, or any other similar body, having jurisdiction over the Building

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IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:

HARVARD BIOSCIENCE, INC.

By:
Witness	Name: Jeffrey Duchemin
Title: Chief Executive Officer

SUBLESSEE:

HARVARD APPARATUS REGENERATIVE
TECHNOLOGY, INC.

By:
Witness	Name: David Green
Title: Chief Executive Officer

Exhibit A

(Description/Depiction of the Premises)

[See attached]